EXHIBIT 15.1

Atmos Energy Corporation:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Gas Company and subsidiaries (TXU Gas) as of June 30, 2004 and for the three and six-month periods ended June 30, 2004 and 2003, and have issued our report thereon dated August 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in Atmos Energy Corporation’s Current Report on Form 8-K filed on or about August 27, 2004, is incorporated by reference in the Registration Statement of Atmos Energy Corporation on Form S-3 for the registration of its debt securities or common stock.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 27, 2004